EXHIBIT 23.2

                CONSENT OF BAGELL, JOSEPHS, LEVINE & COMPANY LLC

                     Bagell, Josephs, Levine & Company, LLC
                200 Haddonfield Berlin Road, Gibbsboro, NJ 08026
                       Tel: 856.346.2628 Fax: 856.346.2882

                                                               December 30, 2005

                        Independent Accountants' Consent


The Board of Directors
Moving Bytes Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Moving Bytes Inc. of our report dated April 6, 2005 with respect to the consolidated balance sheet of Moving Bytes Inc. as of December 31, 2004, and the related consolidated statements of operations and deficit and cash flows for the year then ended, which report appears in the Annual Report on Form 10-KSB of Moving Bytes Inc.

Our report dated April 6, 2005 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/S/Bagell, Josephs, Levine & Company
BAGELL, JOSEPHS, LEVINE & COMPANY, LLC

BAGELL, JOSEPHS & COMPANY, LLC
Gibbsboro, New Jersey

December 30, 2005